Exhibit No. 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 30th day of January, 2009 by and between Blackhawk Capital Group BDC, Inc., a Delaware corporation (the "Company") and Craig A. Zabala ("Employee").

W I T N E S S E T H :

WHEREAS, the Company is a business development company ("BDC") registered and regulated under the Investment Company Act of 1940, as amended (the "Investment Company Act");

WHEREAS, Employee founded the Company in 2004 and has served as Chairman, President and Chief Executive Officer, acting Chief Financial Officer, acting Chief Compliance Officer, and in charge of Investor Relations, and other offices and has served all such offices without any compensation from the Company's founding to date;

WHEREAS, subject to the approval of the Board of Directors of the Company, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually hereby acknowledged, the Company and Employee hereby agree as follows:

Section 1.   Definitions.  Unless defined in other sections of this Agreement, the following defined terms shall have the meaning set forth below:

(a)  "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unreimbursed expenses incurred by Employee in accordance with Section 6 below, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including but not limited to any accrued but unused vacation.

(b)  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person.

(c)  "Base Salary" shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(d)  "Board" shall mean the Board of Directors of the Company.

(e)  "Cause" shall mean (i) acts of gross negligence or willful misconduct by Employee in connection with Employee's employment duties; (ii) embezzlement or fraud committed by Employee; (iii) Employee's indictment for, admission to, or entry of pleas of no contest to any felony or any other crime involving moral turpitude; (iv) Employee's material breach of any material provision of this Agreement; (v) Employee's material violation of any state or federal law relating to workplace conduct (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination); (vi) Employee's failure to perform Employee's duties as a result of habitual drunkenness or substance abuse; (vii) Employee's material failure to perform Employee's duties for any other reason; (viii) the occurrence of an Insolvency Event; (ix) Employee’s commission of any material violation of any material written Company policy (including the Company's Code of Ethics and Code of Conduct); provided, that in the circumstances described in clauses (iv), (vii) and (ix), Employee shall have 30 calendar days to cure the default (if curable) after written notice of the existence of Cause from the Company; or (x) Employee has been found by the Securities and Exchange Commission ("SEC"), or any other similar federal or state regulatory agency, to have engaged in conduct upon which such agency has revoked (after Employee has exhausted all appeals or has admitted to such finding by consent) Employee's authorization to serve as an officer, board member or stockholder of the Company, any of its Affiliates or of another business development company.

(f)  "Confidential Information" shall have the meaning set forth in Section 8(a) below.

(g)  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms "Controlling" and "Controlled" have meanings correlative thereto.

(h)  "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Employee's duties for a period of (i) one hundred twenty (120) consecutive calendar days or (ii) one hundred eighty (180) non-consecutive calendar days during any twelve (12) month period.

(i)  "Effective Date" shall mean February 1, 2009, which is the effective date of this Agreement.

(j)  "Employment Period" shall mean the period specified in Section 2 below.

(k)  "Events" shall mean the closing of both of the following two transactions by the Company:

(i)
Company's Rule 506 private placement offering under Regulation D of the Securities Act of 1933, as amended ("Securities Act") of up to $10 million of its shares of common stock, $.00001 par value per share (“Common Stock” to qualified institutional buyers (“QIBs”) and accredited investors (as such terms are defined under the Securities Act) ("Private Placement Offering"); and

(ii)	filing and effectiveness of Company's N-2 Registration Statement to be filed by the Company with the SEC under the Securities Act.

(l)  "Good Reason" shall mean, without Employee's consent, (i) any reduction in Employee's Base Salary; (ii) the relocation of Employee's principal place of employment more than fifty (50) miles from its current location (it being understood that temporary assignments for purposes of opening new locations, personal appearances or similar events shall not constitute a relocation for purposes of this clause (ii)); (iii) except as set forth in Section 7(g), a material diminution in Employee's title or duties; or (iv) a material breach of Section 4 of this Agreement by the Company, provided, that the Company shall have 30 calendar days to cure the default after written notice of the existence of Good Reason from Employee.

(m)  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency (including the SEC), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(n)  "Insolvency Event" means

(i)
Employee shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Employee's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or

(ii)
an involuntary case or other proceeding shall be commenced against Employee seeking liquidation, reorganization or other relief with respect to Employee's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official;

and such voluntary or involuntary case or other proceeding, as applicable, shall remain undismissed and unstayed for a period of 90 calendar days; or an order for relief shall be entered against Employee under the Federal bankruptcy laws as now or hereafter in effect.

(o)  "N-2 Registration Statement" means the (i) filing by the Company of its Form N-2 Registration Statement with the SEC and (ii) the N-2 Registration Statement being declared effective by the SEC.

(p)  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(q)  “Restricted Period” shall mean the period of Employer’s employment with the Company, plus 12 months following the termination of such employment.

(r)  "Rule 506 Offering" means the Company's Rule 506 common stock private placement offering to qualified institutional buyers ("QIBs") and accredited investors under Regulation D under the Securities Act.

(s)  "Severance Term" shall mean the period specified in Section 7(d)(ii) below.

(t)  "Subsidiary" shall mean any corporation, partnership, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity, more than 50% of the ordinary voting power, more than 50% of the general partnership interests or more than 50% of the limited liability company membership interests are, at the time any determination is being made, owned directly or indirectly by the Company.

Section 2.   Acceptance and Employment Period.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein.  The Company and Employee acknowledge and agree that the employment period (the "Employment Period") shall commence on the Effective Date and shall continue until three (3) years thereafter.  The Employment Period will be automatically renewed for one (1) additional year each year unless ninety (90) calendar days prior to the end of the applicable Employment Period, the Company advises Employee in writing that it does not wish to extend the Employment Period for an additional year.

Section 3.  Position, Duties and Responsibilities.

(a)  Subject to Section 7(g) of this Agreement, during the Employment Period, Employee shall be the President and Chief Executive Officer of the Company (together with such other position or positions consistent with such title as the Board shall specify from time to time); provided that if the Company hires and/or enters into an employment agreement with Robert S. Tull, Jr. or any other executive who serves as President and Chief Operating Officer of the Company, Employee shall resign his position as President.  Employee agrees to serve as acting Chief Financial Officer and acting Chief Compliance Officer until the Company retains employees for such positions.  Employee also agrees to serve as an officer of any Subsidiary of the Company without additional compensation.

(b)  Employee shall devote his full business time, attention, and skill to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Employment Period.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) (a) working for The Concorde Group, Inc. ("Concorde"), DBL Holdings, LLC and other Concorde Subsidiaries and Affiliates, provided that such work does not compete with the business and business opportunities of the Company and (b) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses (with the prior written approval of the Board, which approval shall not be unreasonably withheld) or the board of directors or advisory boards of charitable organizations; (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments provided that such investments are passive investments in businesses not competitive with the business of the Company and such activities are consistent with Section 8(b); provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.   Compensation.  Employee shall be entitled to the following compensation:

(a)  Base Salary.  Employee shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $60,000 ("Base Salary").  The Board will consider increases to this Base Salary annually if the Employment Period is extended.  Increases, if any, to Employee's Base Salary must be approved in writing by the Board in order to become effective.  The Company recognizes the valuable service the Employee has provided to the Company since 2004 serving as founder, President, Chief Executive Officer, acting Chief Financial Officer and acting Chief Compliance officer and other offices without any support and assistance (except from one part-time person) and without any compensation.  The Company also recognizes and acknowledges that the Employee has been working to negotiate, structure, contact and work with investors with respect to the Events, and such efforts are and will be focused particularly upon the closing of the Events.  In consideration of all of the foregoing service which Employee has not been compensated for to date, upon consummation of the Company selling the minimum amount ($3,000,000) in its Rule 506 Offering, the following shall apply:  (i) the Company shall increase Employee's annual Base Salary to $250,000; and (ii) the Company agrees to pay $50,000 to Employee (which amount may be proportionately increased depending on whether funds greater than the minimum are raised from investors in the Company's Rule 506 Offering but not to an amount greater than $100,000).  If the minimum amount is not raised in the Rule 506 Offering, Employee’s annual Base Salary shall remain at $60,000.  The Company also agrees to renegotiate Base Salary with Employee throughout the Employment Period, provided that Base Salary shall not be reduced below $60,000.

(b)  Options.  Employee shall be entitled to be granted 600,000 options to purchase shares of Common Stock at an exercise price of fair market value per share on date of grant as determined by the Board of Directors pursuant to the requirements of the Company's Stock Option Plan and the Board of Directors will also determine vesting for such grant pursuant to the requirements of the Stock Option Plan, provided that (i) the Company issues such options pursuant to its Stock Option Plan approved by the stockholders and board of directors of the Company in accordance with the Investment Company Act of 1940; (ii) such issuance and Stock Option Plan comply with the Investment Company Act of 1940 provisions applicable to options issued to an officer of a business development company; and (iii) upon issuance, the exercise price of the options must be above the net asset value per share of common stock of the Company.

Section 5.  Employee Benefits.

During the Employment Period, Employee shall be entitled to participate in health, insurance, 401(k) plan and other benefits, if any, generally provided to other senior executives of the Company.  Employee shall also be entitled to the same number of holidays, vacation, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

Section 6.  Reimbursement of Business Expenses.

Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation and otherwise in accordance with the Company’s policy, as in effect from time to time.

Section 7.   Termination of Employment.

(a)  General.  The Employment Period shall terminate upon the earliest to occur of (i) Employee's death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, or (v) Employee's replacement is hired by the Company upon the approval of the Board of Directors as provided below in Section 7(g).

(b)  Termination due to Death or Disability.  Employee's employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination.  In the event Employee's employment is terminated due to his death or Disability, Employee or his estate or beneficiaries, as the case may be, shall be entitled to the Accrued Obligations.  Following termination of Employee's employment by the reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)  Termination by the Company for Cause.  In the event the Company terminates Employee’s employment for Cause, effective upon Employee's receipt of written notice of such termination or, if later, upon the expiration of the 30 calendar day cure period, if applicable, without the occurrence of such a cure, Employee shall be entitled only to the Accrued Obligations.  Following termination of Employee’s employment for Cause, except as set forth in this Section 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.  If Employee is terminated for Cause, the Restricted Period for the non-competition restriction in Section 8(b) below shall be sixty (60) calendar days rather than the twelve (12) months otherwise applicable.  If the Employee is terminated for Cause, the Company must vacate Concorde corporate offices within five (5) business days (if Blackhawk is leasing space from Concorde at time of termination) and must compensate Concorde for use of its office space, office equipment, and materials and make a single payment totaling $4,000 per month computed from April 2004 through the date that the Company vacates Concorde offices (with credit for any rental payments made).

(d) Termination by the Company Without Cause.  The Company may terminate Employee's employment without Cause, effective upon Employee's receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability) and subject to Employee’s compliance with the obligations set forth in Section 8, Employee shall be entitled beginning no later than 15 calendar days following the Effective Date of the Release of Claims to:

(i)	The Accrued Obligations;

(ii)
Severance in the cumulative gross amount equivalent to the Base Salary to the end of the Employment Period, less applicable withholdings and deductions, payable in equal installments until the end of the Employment Period (the "Severance Term") at normal pay periods;

(iii)
If Employee timely elects COBRA continuation of health insurance, and the Company has a health insurance plan, the Company will reimburse Employee for the COBRA premiums necessary to continue this coverage through the Severance Term; and

(iv)
The Company must vacate Concorde corporate offices within five (5) business days (if Blackhawk is leasing space from Concorde at time of termination) and must compensate Concorde for use of its office space, office equipment, and materials and make a single payment totaling $4,000 per month computed from April 2004 through the date that the Company vacates Concorde offices (with credit for any payments made).

Following such termination of Employee's employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.  In the event the Employee is terminated without Cause, the non-competition restriction in Section 8(b) below shall end on the last day of the Employment Period.

(e)  Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason, effective upon the expiration of a 30 calendar day-cure period (that begins to run on the date the Company receives written notice of such termination) without the occurrence of such a cure; and, subject to Employee's compliance with the obligations set forth in Section 8, except as otherwise stated, Employee shall be entitled to the same payments as provided in Section 7(d) above for a termination without Cause.  Following such termination of Employee's employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)  Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company 30 calendar days written notice of such termination.  In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)  Termination Upon Company Finding Replacement.  In the event that upon the approval of the Board of Directors, the Company hires an individual to replace Employee and serve as President and/or Chief Executive Officer of the Company, the Company may terminate Employee; provided that this Section 7(g) does not apply if the Company hires and/or enters into an employment agreement with Robert S. Tull, Jr. or any other executive who serves as President and Chief Operating Officer of the Company.  Upon such termination, the provisions of Section 7(d) and Section 8 of this Agreement regarding severance and other compensation, release and non-competition shall apply.

Section 8.  Restrictive Covenants.

Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 8 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets and (B) by his employment with the Company, Employee has obtained and will obtain information, contacts, know-how, and access to trade secrets of Company and there is a substantial probability that such knowledge, know-how, contacts and trade secrets, could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment.  For purposes of this Section 8, references to the Company shall be deemed to include its Subsidiaries and Affiliates.  Employee's ownership of and work with Concorde shall not violate this Section 8 provided the following rules are adhered to by Employee:  (i) Employee does not pursue any business opportunities of the Company on behalf of Concorde; and (ii) any conflicts of interest that may arise between business opportunities between the Company and Concorde shall be resolved by a unanimous vote of the independent directors of the Company.

(a)  Confidential Information.  Employee covenants that at all times following the Commencement Date Employee shall hold in strict confidence and not use in any way except in connection with his employment by the Company, all Confidential Information.  For the purposes of this Agreement, "Confidential Information" shall include any and all information about the Company not publicly available.  Employee acknowledges and agrees that the term Confidential Information also includes all information, whether or not publicly available, regarding the following: products, services, investments, opportunities, customer and investor lists and databases (including, without limitation, names, addresses and telephone numbers), business plans, methods and procedures, accounting data, business and financial models, projections, files and accounting and financial data of the Company.  Without limiting the generality of the foregoing, Employee acknowledges and agrees that all of the Confidential Information is a trade secret under applicable law and derives independent economic value, actual or potential, from not being generally known to the public or other persons or entities which can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, the applicable provisions of this Agreement being an example of such efforts.

(b)  Non-Competition.  Employee covenants and agrees not to during the Restricted Period (i) engage or invest in (including by holding any equity or debt interest in a person engaged in any of the activities prohibited by this Section 8(b), or through any profit participation or other similar interest involving any of the activities prohibited by this Section 8(b)), own, manage, operate, sponsor, finance, control, or participate in the ownership, management, operation, sponsorship, financing, or control of, (ii) be in any manner employed by or connected with, lend his name or any similar name to (whether as a consultant, director, officer, employee or in any other capacity) or (iii) lend his credit to, in the case of each of clauses (i) and (ii) above, any business, other than that of the Company and its Affiliates, engaged, in whole or in part, in any activities in which the Company has or plans to engage in while Employee is employed by the Company or any similar or related business anywhere in the United States of America (including, without limitation, rendering to any such business or person engaged in any such business any services or advice)(collectively the “Competitive Activities”) .  Notwithstanding the foregoing, Employee may purchase or otherwise acquire in the aggregate up to three percent (3.0%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Employee agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  Employee agrees not to, directly or indirectly, take any actions or act in concert with any one who takes an action (including the failure to take a reasonable action) such that the resulting effect is inconsistent with the material terms herein.  The rules regarding Employee's involvement with Concorde set forth at the beginning of this Section 8 shall apply to this Section 8(b).

(c)  Non Solicitation.  During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other individual or entity, except solely on behalf of the Company during Employee's employment with it, directly or indirectly (1) hire, offer to hire or solicit for employment any of the employees of the Company or any Affiliate or (2) solicit, induce, or attempt to solicit or induce, any customers, clients, suppliers or landlords of the Company (each, a "Customer") or any Affiliate to terminate his, her or its respective relationship with the Company or such Affiliate, as the case may be, for the purpose of associating with or becoming a customer, investor in, portfolio investment of, client, supplier or landlord to Employee, or otherwise solicit, induce, or attempt to solicit or induce, any such Customer to terminate his, her or its respective relationship with the Company or any Affiliate, as the case may be, for any other purpose or for no purpose whatsoever.

(d)  Non-Disparagement.  During the Employment Period and thereafter, Employee covenants that he shall not make, participate in the making of, or encourage any other person to make, any statement, whether written, oral or otherwise, that criticizes, disparages or defames the Company, any of its Affiliates or any of their respective representatives.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from making truthful statements when required by law or by order of any court or other governmental agency, legislative body or other body having jurisdiction to legally compel such statements, or as otherwise may be required by law or legal process.  Employee agrees to immediately notify the Company in the event that any such legally compelled disclosure is anticipated or required.

(e)  Assignment of Rights in Inventions.  Employee hereby assigns to the Company any and all of his right, title, and interest, in and to any and all inventions, discoveries, improvements, developments, advances, works of authorship, concepts, ideas, and contributions, whether or not patentable or protectable by copyright, trademark or other intellectual property right ("Inventions"), which are conceived, authored, developed or reduced to practice, in whole or in part, by Employee, alone or jointly with others, during the period of employment with Company which (A) are related to the current or anticipated business, activities, products, or services of the Company, (B) were created with the use of the Company's equipment, supplies, facilities or trade secret information, or (C) result from any work performed by Employee for the Company.  In addition, any work of authorship created, in whole or in part, by Employee which falls within the definition of "work made for hire," as such term is defined in 17 U.S.C. Section 101, shall be considered "a work made for hire," the copyright in which shall vest initially and exclusively in the Company.  Employee further agrees to disclose immediately to the Company all Inventions.

Employee agrees to execute and deliver any instrument or documents, and to do all other things reasonably requested by the Company (both during and after Employee's employment with the Company), in order to more fully vest the Company with all ownership rights in Inventions transferred by Employee to the Company and/or to secure legal protection therefore.  In the event that the Company is unable to secure Employee's signature on any document needed in connection with the foregoing, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee's agent and attorney-in-fact, which appointment is coupled with an interest, to act or and in Employee's behalf to execute, verify and file and such documents, and to all other acts to further the purpose of the preceding paragraph, with the same legal force and effect as if executed or performed by Employee.

(f)  Return of Documents.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company (to the extent then in Employee's possession or control) all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company.  Given the fact that the Employee is the Company's founder and has subsidized the Company either directly or indirectly by Concorde, of which Employee is a controlling person, he shall be allowed to retain copies of any such documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information in the Employee's possession through the period ending at 5:00 p.m. on the last date of employment, provided such action does not materially adversely effect the Company and/or such documents and data are not disclosed to a third party.

(g)  Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(h)  Effect on Other Agreements.  Employee and the Company agree that the provisions of this Section 8 shall not be construed to limit any obligations of Employee pursuant to any separate agreement that may have been entered into by Employee.

Section 9.   Injunctive Relief.

Without intending to limit the remedies available to the Company, Employee acknowledges and agrees that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its Subsidiaries or Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof without posting a bond.  Employee also agrees to reimburse the Company for all reasonable attorneys’ fees and court costs incurred in connection with obtaining a final court finding that Employee violated Section 8 in whole or part.

Section 10.   Representations and Warranties of Employee.

Employee represents that:

(a)  Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)  Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound;

(c)  in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer; and

(d)  Employee will, during his employment with the Company, not utilize the Company's resources for his personal use or benefit and, to the extent that Employee engages any employee, consultant or other service provider to the Company for purposes other than the business of the Company, he shall promptly inform the Board of such engagement and the terms thereof.

Section 11.   Taxes.

The Company may withhold from any payments made under this Agreement all amounts required or authorized to be withheld by law including all applicable taxes.

Section 12.  Set Off; Mitigation.

Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.   Successors and Assigns.

(a)   The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)  Employee.  Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

Section 14.   Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.   Severability.

Subject to Section 8(g), if any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16.  Governing Law; Consent to Jurisdiction.

THIS AGREEMENT SHALL BE SUBJECT TO AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  IN ANY ACTION BROUGHT BY THE COMPANY UNDER OR RELATING TO THIS AGREEMENT, THE EMPLOYEE CONSENTS TO EXCLUSIVE JURISDICTION AND VENUE IN THE STATE COURTS OR UNITED STATES DISTRICT COURTS IN, AT THE ELECTION OF THE COMPANY, (A) NEW YORK, NEW YORK AND (B) ANY STATE AND COUNTY OF ANY COUNTRY IN WHICH THE COMPANY CONTENDS THAT THE EMPLOYEE HAS BREACHED THIS AGREEMENT.  IN ANY ACTION BROUGHT BY THE EMPLOYEE UNDER OR RELATING TO THIS AGREEMENT, THE COMPANY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE IN THE STATE COURTS OR UNITED STATES DISTRICT COURTS IN NEW YORK, NEW YORK.

Section 17.  Notices.

(a)  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.

(b)  Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18.   Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19.  Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 20.  Survival of Operative Sections.

The provisions of this Agreement shall survive to the extent necessary to give effect to the provisions hereof.

Section 21.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BLACKHAWK CAPITAL GROUP BDC, INC.

By:	/s/ Craig A. Zabala
Name: Craig A. Zabala
Title: President and CEO

CRAIG A. ZABALA
/s/ Craig A. Zabala